Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES COMPLETES $175 MILLION

PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

WASHINGTON, D.C. – May 31, 2017 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to U.S. Government agencies, announced today that it has completed a private placement of $175 million principal amount of fixed rate senior unsecured notes (the “Notes”).  The Notes were issued and sold by Easterly Government Properties, LP, the Company’s operating partnership, in the following three tranches:

•	$95,000,000 4.05% Senior Notes, Series A, due May 25, 2027
•	$50,000,000 4.15% Senior Notes, Series B, due May 25, 2029
•	$30,000,000 4.30% Senior Notes, Series C, due May 25, 2032

The weighted average maturity of the Notes is 11.4 years and the weighted average interest rate is 4.12%.

The sale of the Notes closed on Thursday, May 25, 2017. Citigroup acted as the sole placement agent for the offering. The Company intends to use the net proceeds to repay borrowings outstanding under its revolving credit facility and for general corporate purposes.

“We are pleased to announce the completion of this successful inaugural private placement note issuance which will meaningfully enhance the Company’s balance sheet by extending the duration of its liabilities and providing the Company with enough dry powder for future acquisitions,” said Meghan G. Baivier, Chief Financial and Operating Officer of Easterly Government Properties, Inc. “We believe Easterly’s business model and the credit quality of the Company’s portfolio resonated with investors, which translated into strong pricing for this transaction.”

As of March 31, 2017, on a pro forma basis, assuming the proceeds of this financing are used to repay borrowings on the Company’s revolving credit facility, the Company would extend its weighted average debt maturity to 9.8 years, which strongly aligns with the Company’s weighted average remaining lease term of 5.7 years, while also creating additional funding capacity for future growth.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased primarily through the U.S. General Services Administration (GSA).  For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 2, 2017. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

IR@easterlyreit.com